This report is signed on behalf of the Registrant in the City of Newark and State of New Jersey on the 28th day of August, 2001.


The Prudential Variable Contract Account - 10
File No. 811-03421


By:/s/ Jonathan D. Shain_ 	By:/s/ Grace C. Torres_
Jonathan D. Shain		Grace C. Torres
Secretary			Treasurer